CERNER CORPORATION APPROVES STOCK BUY-BACK AND
                  ADOPTS STOCKHOLDER RIGHTS PLAN


KANSAS CITY, MO.   November 21, 1996   Cerner Corporation
(NASDAQ: CERN) today announced that in a regularly scheduled meeting of its Board of Directors, the Directors have approved a stock buy-back of up to $25 million of Cerner's common stock and adopted a Stockholder Rights Plan by declaring a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Cerner Corporation common stock. The Stock Buy-back Program and the Stockholder Rights plan are designed to provide a balanced package of long-term and short-term value that responds to stockholders with different investment objectives.

Under the Board's authorization, purchases of Cerner stock are expected to be made in the open market or in privately negotiated transactions, depending on market and other conditions. The Board and management believe that Cerner's stock is significantly undervalued and expect that the repurchases will enhance the equity value growth for long-term investors.

The Stockholder Rights Plan is intended to prevent a hostile takeover without Board approval and enable the Board to pursue the Company's growth strategy as an independent company. The Rights Plan is similar to plans adopted by many other companies and is designed to safeguard the Company and its stockholders from coercive or unfair offers.

Over the last several months, the Company has received unsolicited inquiries and proposals from parties who have expressed interest in acquiring or combining with Cerner. In response, Cerner's Board of Directors and executive management have communicated to such parties that Cerner is strongly committed to fulfilling the Company's long-term strategy and believe any business combination at this time would deprive stockholders of the long-term value expected to be obtained as a result of implementing this strategy.

Cerner, which is a leading developer of clinical and management information systems, is currently in the final phase of the development and rollout of the HNA 500 (Health Network
Architecture) platform, a highly integrated, three-tiered client-server architecture which will enable health systems to automate and integrate their complete continuum of clinical, operational and management activities while positioning themselves to proactively manage the health status of the defined populations they serve. Cerner believes that the HNA 500 initiative will provide the Company with a long-term competitive advantage.
Cerner has invested significantly in developing this strategic initiative and supporting it with an enhanced infrastructure of development, sales, service and management personnel. The Board strongly supports Cerner's long-term strategy and believes Cerner has the financial, human and technical resources needed to implement this strategy and thereby recognize a substantial increase in stockholder value over time.

Under the Stockholder Rights Plan, the Rights will be issued on December 2, 1996 to stockholders of record as of that date and will expire in ten years, unless earlier redeemed or exchanged by the Company. The Rights distribution is not taxable to stockholders. Because the Rights will not be initially exercisable and will trade with the Company's common stock, separate certificates will not be provided at this time.

The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock.
Each Right will initially entitle the holder to purchase one one-thousandth of a share of a new series of preferred stock at an exercise price of $80.00. If, however, a person or group acquires 15% or more of the Company's outstanding common stock (thus becoming an "Interested Stockholder"), each Right will entitle its holder, other than an Interested Stockholder and its affiliates, to purchase, at the Right's then current exercise price, a number of shares of the Company's common stock having a market value of twice the Right's exercise price. At any time within ten business days after a person or group becomes an Interested Stockholder, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

In addition, if after the Rights become exercisable, the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets to or with an Interested Stockholder or with any other person in a transaction in which all stockholders are not treated alike, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value at the time of twice the Right's exercise price.

The Company also said that Neal L. Patterson, Chairman and Chief Executive Officer, and Clifford W. Illig, President and Chief Operating Officer, as an indication of their strong belief in the future growth prospects for Cerner, have expressed an interest in purchasing in open market transactions an aggregate of up to $2 million of additional Cerner stock, subject to market and other conditions. Neal Patterson and Cliff Illig each own approximately 10% of the Company's outstanding shares. Due to the size of each of their ownership interests, any pooling of interests acquisition would require the approval of both Mr. Patterson and Mr. Illig.

Neal Patterson and Cliff Illig jointly said, "We are strongly committed to Cerner Corporation and its strategy to develop the next generation of HNA. We believe HNA 500 will be the most comprehensive and advanced information system solution ever developed for healthcare and will substantially strengthen Cerner's competitive advantage well into the next millennium. We are very enthusiastic about the opportunity directly before us. The Stock Buy-back Program and Stockholder Rights Plan announced today are designed to enable all of Cerner's stockholders to realize the long-term value of their investment in Cerner. As significant stockholders ourselves, we feel the current stock price does not reflect the true value of the Company. We are committed to Cerner and its long-term strategy and we are prepared to evidence this commitment by increasing our existing stakes in the Company."

Cerner Corporation is a leading developer of clinical and management information systems that support evolving relationships between providers, purchasers, payors, and consumers of health services. Health organizations worldwide use Cerner's comprehensive Health Network Architecture to make more effective decisions, streamline processes, reduce costs, and deliver higher quality care more efficiently across multiple clinical disciplines and care venues within the community.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are quarterly fluctuations in results, seasonal patterns of sales and client buying behavior, changing economic and regulatory influences on the healthcare industry, the development by competitors of new or superior technologies or entry into the market by new competitors, dependence on intellectual property rights, delays in product development, the Company's dependence on key personnel, possible regulation of the Company's software by the U.S. Food and Drug Administration, volatility of the Company's stock price and other risks detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


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